CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
CoroWare, Inc.

We consent to incorporation by reference in this Registration Statement of CoroWare, Inc., on Form S-8 to be filed with the Commission on or about December 20, 2010 of our Report of Independent Registered Public Accounting Firm dated April 28, 2010 covering the consolidated financial statements of CoroWare, Inc. for the years ended December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended.

LBB & Associates Ltd., LLP

Houston, Texas
December 20, 2010